State of Delaware
Secretary of State
Division of Corporations
Delivered 11:35 AM 02/27/2026
FILED 11:35 AM 02/27/2026
SR 20260894042 - File Number 3488164

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK OF Global Arena Holding, Inc.

a Delaware corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Global Arena Holding, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby file this Amended and Restated Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock (this "Certificate of Designations") and DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation's Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, as follows:

FIRST: The name of the Corporation is Global Arena Holding, Inc.

SECOND: The Corporation's Certificate of Designation for the Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on May 15, 2006.

THIRD: There are no shares of Series A Convertible Preferred Stock issued and outstanding as of the date hereof.

FOURTH: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 4,000,000,000 shares of common stock, $0.001 par value per share (the "Common Stock") and 2,000,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), and, further, authorizes the Board of Directors of the Corporation, to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix and determine, by resolution, the powers, designations, preferences and relative participation rights and the qualifications, limitations or restrictions thereof, if any of such series of Preferred Stock.

FIFTH: This Amended and Restated Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock was unanimously approved by the Board of Directors of the Corporation by a unanimous written consent of the Board of Directors of the Corporation dated February 26, 2026, to amend the Certificate of Designation of Series A Convertible Preferred Stock to read in its entirety as follows.

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Powers and Rights of Series A Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series A Convertible Preferred

Stock, par value $0.001 per share, of the Corporation (the "Series A Stock"). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A Stock shall be as set forth in this Amended and Restated Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock (this "Certificate of Designations"). For purposes hereon, a holder of a share or shares of Series A Stock, with respect to their rights as related to the Series A Stock, shall be referred to as a "Series A Holder". The Series A Stock shall rank junior to the Series B Preferred Stock and the debt of the Corporation with respect to all rights set forth herein.

Section 2. Number; Stated Value. The number of authorized shares of Series A Stock is 400,000 shares. Each share of Series A Stock shall have a stated value of $20.00, which shall be subject to adjustment as set forth herein (such amount as applicable from time to time, the "Stated Value"). The Stated Value of each issued and outstanding share of Series A Stock shall increase each year on the annual anniversary of the issuance date of the applicable share of Series A Stock by $1.60 (the "Annual Increase"). By way of example and not limitation, on the first annual anniversary of the issuance date of a share of Series A Stock, the Stated Value of such share of Series A Stock would be $21.60. The Stated Value and the Annual Increase shall be subject to appropriate adjustment in the event of any stock split, combination or other similar recapitalization with respect to the Series A Stock occurring following the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware.

Section 3. Conversion.

(a) General Provisions. The Series A Stock shall be convertible into shares of common stock, par value $0.001 per share, of the Corporation (the "Common Stock") as set forth herein (such shares of Common Stock being referred to as the "Conversion Shares").

(b) Optional Conversion.

(i) Subject to the other terms and conditions herein, a Series A Holder shall have the right from time to time, and at any time following the 12 month anniversary of the issuance of the applicable shares of Series A Stock, to convert each such share of Series A Stock held by such Series A Holder which has been issued and outstanding for at least such 12-month period into Conversion Shares as set forth herein (each, a "Conversion").

(ii) Each share of Series A Stock converted in a Conversion shall be convertible into a number of Conversion Shares equal to (1) the Stated Value as of the Conversion Date (as defined below) then applicable to such shares of Series A Stock being converted in a Conversion, divided by (2) the greater of (A) 90% of the Market Price (as defined below) as of the date of the Notice of Conversion (as defined below); and (B) $0.01 (such resulting amount, the "Conversion Price").

(iii) A Series A Holder shall elect a Conversion by delivering to the Corporation a notice of conversion in the form as attached hereto as Exhibit A (the "Notice of Conversion"). Together with the Notice of Conversion, the Series A Holder shall surrender any certificate or certificates for the Series A Stock being converted, duly endorsed. The calculation of Conversion Shares to be issued as set forth in the Notice of Conversion shall be subject to confirmation and approval of the

Corporation. The Corporation shall, within three Business Days of receipt of a Notice of Conversion, issue to the applicable Series A Holder the number of Conversion Shares to which such Series A Holder shall be entitled. A Conversion shall be deemed to have been effected on the date the Notice of Conversion is submitted to the Corporation if delivered by facsimile, e-mail or other reasonable means of communication dispatched prior to 6:00 p.m., Eastern time, and provided that if the Notice of Conversion is not delivered by such time then the Conversion Date shall be the next Business Day (as applicable, the "Conversion Date") and the Notice of Conversion shall be deemed automatically updated accordingly.

(c) Market Price. For purposes herein, "Market Price" means, for any date, the price determined by the first of the following clauses that applies: (1) If the Common Stock is then listed for trading on any level of The Nasdaq Stock Market LLC, the New York Stock Exchange or any other United States national securities exchange (as applicable, the "Trading Market"), then the lowest closing price of the Common Stock on the Trading Market during the five (5) Trading Day period immediately prior to the applicable measurement date, as reported by such Trading Market or other reputable source; (2) if the Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Common Stock are then reported in the "Pink Sheets" published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; and (3) in all other cases, the fair market value of a share of Common Stock as jointly determined by the Board of Directors of the Corporation (the "Board") and the holders of a majority of the then issued and outstanding shares of Series A Stock. "Trading Day" means any day on which the Common Stock is traded or available for trading on the Trading Market.

(d) Concerning the Conversion Shares. The shares of Series A Stock and the shares of Common Stock issuable upon conversion of the Series A Stock may not be sold or transferred unless: (i) such shares of Common Stock are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or (ii) the Corporation and its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) ("Rule 144"); or (iii) such shares of Series A Stock or shares of Common Stock are transferred to an "affiliate" (as defined in Rule 144) of the applicable Series A Holder who agrees to sell or otherwise transfer the shares only in accordance with this Section 3(d) and who is an accredited investor (as defined in Rule 501 under Regulation D promulgated pursuant to the Securities Act). Any restrictive legend on any certificates representing shares of shares of Series A Stock or Common Stock issuable upon conversion of the Series A Stock shall be removed and the Corporation shall issue to the applicable Series A Holder a new certificate therefore free of any transfer legend if the Corporation or its transfer agent shall have received an opinion of counsel from applicable Series A Holder's counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such shares of Series A Stock or Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Corporation so that the sale or transfer is effected; or (ii) in the case of the Common

Stock issuable upon conversion of the Series A Stock such security is registered for sale by the applicable Series A Holder under an effective registration statement filed under the Securities Act; or otherwise may be sold pursuant to an exemption from registration.

(e) Fundamental Transaction. If, at any time when the Series A Stock is issued and outstanding and prior to conversion of the applicable share(s) of Series A Stock, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person (as defined below), (ii) the Corporation (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent conversion of shares of Series A Stock, the applicable Series A Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such Conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock into which the applicable shares of Series A Stock are convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3(f)) on conversion of the applicable shares of Series A Stock. For purposes of any such Conversion, the determination of the conversion calculations in Section 3(b)(ii) shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the applicable Series A Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of such Series A Holder's Series A Stock following such Fundamental Transaction.

(f) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, in no event shall a Series A Holder be entitled to elect to complete any Conversion to the extent

that after giving effect to such issuance after such Conversion, such Series A Holder (together with such Series A Holder's Affiliates (as defined below), and any other Persons acting as a group together with such Series A Holder or any of the Series A Holder's Affiliates (such Persons, "Attribution Parties")), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the applicable Series A Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the shares of Series A Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted shares of Series A Stock beneficially owned by such Series A Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Series A Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, it being acknowledged by the Series A Holder that the Corporation is not representing to any Series A Holder that any such calculation is in compliance with Section 13(d) of the Exchange Act and each Series A Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3(f) applies, the determination of whether any Series A Stock is convertible hereunder (in relation to other securities owned by such Series A Holder together with any Affiliates and Attribution Parties) and of which shares of Series A Stock held by such Series A Holder are convertible shall be in the sole discretion of such Series A Holder, and the submission of a Notice of Conversion shall be deemed to be such Series A Holder's determination of whether such shares of Series A Stock held by such Series A Holder are convertible (in relation to other securities owned by such Series A Holder together with any Affiliates and Attribution Parties) and of which shares of Series A Stock held by such Series A Holder are convertible, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(f), in determining the number of outstanding shares of Common Stock, a Series A Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation's most recent periodic or annual report filed with the United States Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Transfer Agent (as defined below) setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Series A Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Series A Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation by a Series A Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of

Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon Conversion of the Series A Stock held by the applicable Series A Holder, provided, further, however, that the Beneficial Ownership Limitation may be increased by each Series A Holder, with respect to such Series A Holder, at the election of such Series A Holder, on not less than 61 days' prior notice to the Corporation, and the Beneficial Ownership Limitation shall continue to apply until such 61st day (or such later date, as determined by such Series A Holder, as may be specified in such notice of waiver). The provisions of this Section 3(f) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(g) to correct this Section 3(h) (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(g) Reservation of Shares. The Corporation covenants that during the period the Conversion right exists, the Corporation will reserve from its authorized and unissued Common Stock a number of shares of Common Stock equal to at least 100 % of the number of Conversion Shares then issuable on conversion of all shares of Series A Stock, assuming a Conversion Price of $0.01, free from preemptive rights, to provide for the issuance of Conversion Shares upon the full conversion of the Series A Stock issued and outstanding.

(h) Definitions. For purposes herein:

(i) "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(ii) "Person" means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.

(iii) "Transfer Agent" means the Corporation's transfer agent for the Common Stock as in place from time to time.

(i) Additional Provisions.

(i) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the Conversion of the Series A Stock. As to any fraction of a share of Common Stock which the Series A Holder would otherwise be entitled to acquire upon such Conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round up to the next whole share of Common Stock.

(ii) The issuance of Conversion Shares on conversion of Series A Stock shall be made

without charge to any Series A Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Series A Holders of such shares of Series A Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(iii) No dividends or distributions on shares of Series A Stock shall be declared or authorized by the Board, or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law or rules of any securities exchange or trading market on which the securities of the Corporation are listed or traded.

Section 4. Vote. Other than as set specifically set forth herein, including in Section 5, or as specifically required by the Delaware General Corporation Law (the "DGCL"), the Series A Stock have no voting rights, and shall not vote on any matter submitted to the holders of the Common Stock, or any class thereof, or any other class of the Preferred Stock, for a vote. If the event that the Series A Stock is required to vote on any matter herein, or pursuant to the DGCL, each share of Series A Stock then issued and outstanding at the time of such vote shall have one vote on any such matter.

Section 5. Amendment and Protective Provisions. The Corporation may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent or approval of Series A Holders holding a majority of the Series A Stock then issued and outstanding, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series A Holders, or in a written consent executed by Series A Holders holding a majority of the issued and outstanding shares of Series A Stock, and with each share of Series A Stock having one vote on any such matter, and any such act or transaction entered into without such vote or consent shall be null and void *ab initio*, and of no force or effect.

Section 6. No Corporation Optional Redemption. The Corporation may not redeem any of the outstanding shares of Series A Stock without the written agreement of the applicable Series A Holder holding such applicable shares of Series A Stock.

Section 7. No Participation. The Series A Stock is not entitled to receive any dividends or distributions paid on the Common Stock or any other class of Preferred Stock, and the Series A Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock or any other class of Preferred Stock, whether in liquidation, by dividend or otherwise.

Section 8. No Transfer. The Series A Stock may not be sold, gifted, assigned or otherwise

transferred, and no right, title or interest in the Series A Stock may be created, sold, gifted, assigned or otherwise transferred, without the prior written approval of the Board in its sole discretion, and any such action without such prior written consent shall be automatically null and void and of no force or effect.

Section 9. Miscellaneous.

(a) Legend. Any certificates representing the Series A Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

> THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b) Lost or Mutilated Series A Stock Certificate. If the certificate for the Series A Stock held by the Series A Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series A Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity (if requested by the Corporation), all in form and substance reasonably satisfactory to the Corporation.

(c) No Registration Rights. Unless otherwise set forth in a written agreement between the Corporation and any applicable Series A Holder(s), the Series A Holders shall not have the right to require the Corporation to register any shares of Series A Stock or any Conversion Shares for sale pursuant to the securities laws of the United States.

(d) Interpretation. If a Series A Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party its reasonable attorney's fees, costs, and expenses (including expert fees) incurred in connection with the investigation, preparation, prosecution, and defense of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or the Series A Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series A Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall

not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

Section 10. Severability. If any provision of this Certificate of Designations is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Certificate of Designations shall remain in full force and effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

IN WITNESS WHEREOF, Global Arena Holding, Inc. has caused this Certificate of Designations to be signed by a duly authorized officer on this 26th day of February, 2026.

Global Arena Holding, Inc.

DocuSigned by:

A762A53ECF8045F...

Name: John S. Matthews
Title: Chief Executive Officer

EXHIBIT A
Global Arena Holding, Inc.

CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock of Global Arena Holding, Inc. (the "Corporation") dated as of February 26, 2026, designating the rights and preferences of the Series A Convertible Preferred Stock of the Corporation (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.001 par value per share (the "Preferred Shares"), of the Corporation indicated below into shares of common stock, $0.001 par value per share (the "Common Stock"), of the Corporation, as of the date specified below.

Date of Conversion: ______________________________

Number of Preferred Shares to be converted: ______________________________

Tax ID Number (If applicable): ______________________________

Conversion Price: $______________

Number of shares of Common Stock to be issued: ______________________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: ____

Address: ____
____
____

Telephone Number: ____

Facsimile Number: ____

Holder Name: ____

By: ____
(signature)

Title: ____

Dated: ____

Account Number (if electronic book entry transfer): ________________
Transaction Code Number (if electronic book entry transfer): ________________